EXHIBIT 10.33

MID-AMERICA APARTMENT COMMUNITIES, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
FOR OUTSIDE COMPANY DIRECTORS
AS AMENDED EFFECTIVE JANUARY 1, 2005

Whereas, the enactment of The American Jobs Creation Act of 2004 requires amendments to the terms of the prior original plan that was previously adopted; and

Whereas, it is deemed advisable to make other plan changes to carry our the intent and purposes of the prior original plan; and

Whereas, the prior original plan allows for the amendment of the plan when signed by the employer and consented to by the Board of Directors;

Now therefore, the plan is hereby amended by the adoption of this restated plan effective January 1, 2005.

PURPOSE OF PLAN

Mid-America Apartment Communities, Inc., Mid-American Apartments, L. P. and Mid-America Apartments of Texas, L. P. (hereafter referred to as “MAC”) had determined that a non-qualified deferred compensation plan (hereafter referred to as “the Plan”) should be made available for its outside company directors. The purpose of this Plan is to enable eligible company directors to defer current taxation on all or a designated portion of their director’s fees that would otherwise be paid to them currently in the form of cash compensation.

PARTICIPATION

Participants are limited to outside company directors which means a company director of Mid-America Apartment Communities, Inc. that is not also employed as an employee of MAC or any of its subsidiaries or affiliated companies.

BENEFITS

1.	Deferred Compensation Contributions: Eligible directors may elect to defer all or any portion (in multiples of 25%) of the director’s fees otherwise payable in cash each year. Such election must be made on forms supplied by MAC on or before the dates enumerated in section 2 below. The amounts deferred by a participant shall be credited to the participant’s deferred compensation account, which shall be segregated from other accounts on the books and records of MAC, but which shall be part of the general assets of MAC and shall be subject to the claims of MAC’s general creditors. The participants shall be given the status of general creditor of MAC with respect to their deferred compensation account.

2.	When Deferral Election Must be Made The election to defer compensation or to change the amount of compensation to be deferred must be made no later than the dates specified in The American Jobs Creation Act of 2004 as follows:

The election to defer compensation for services performed during a taxable year may be deferred at the participant’s election only if the election to defer such compensation is made no later than the close of the preceding tax year or such other time as provided in regulations.

In the case of the first year in which a participant becomes eligible to participate in the plan, such election may be made with respect to services to be performed subsequent to the election within 30 days after the date the participant becomes eligible to participate in such plan.

3.	Crediting of Plan Earnings: Immediately following each regularly scheduled Board of Directors meeting, MAC will credit the deferred compensation account with the accumulated cash fees owed to the participants in the Plan since the previous regularly scheduled Board of Directors meeting. MAC shall not be liable for, and it makes no warranty with respect to, the results of said investments. It is expressly understood that all assets in these accounts shall at all times remain the unrestricted property of MAC and shall not be held in trust for the participating directors nor shall any such asset be deemed collateral security for the performance of the obligations of MAC. MAC may invest contributions only in the common stock of Mid-America Apartment Communities, Inc. (NYSE: MAA). Each participant will receive annual statements reflecting the value of his or her accounts as reflected on MAC’s records.

4.	When Benefits Become Payable: The participant or his beneficiary designated in writing by the participant shall begin receiving distributions from the Plan within 90 days following the end of the calendar year in which the participant ceases to be a director of MAC.

5.	Payment of Benefits: At the time benefits begin as described above, the amount of benefits will be calculated as follows:

Cash Payout: For a cash payout, the value of the participant’s deferred compensation account shall be valued as of December 31 immediately preceding the date payments begin, and such amount shall be paid to the participant in 2 equal annual installments. The second and final payment shall include the value of dividend reinvestment shares generated from the unpaid balance then due.

Stock Payout: For a stock payout, shares of common stock shall be issued to the participant in two equal annual issuances. Half of the shares of common stock attributed to the participant as of December 31 immediately preceding the date issuances begin shall be issued to the participant in the first issuance. The second and final issuance shall include any dividend reinvestment shares which accumulated between the first issuance and the second and final issuance.

AMENDMENT AND TERMINATION OF PLAN

The Plan may be amended or terminated when in the sole opinion of MAC such amendment or termination is advisable. The Plan can be amended retroactively at any time, except that it cannot be amended so that it materially adversely affects the rights of a participant as to amounts deferred prior to such amendment. Any amendment or termination shall be made by a written instrument signed by the President of MAC and consented by the Board of Directors.

MISCELLANEOUS PROVISIONS

1.	Information to be Furnished: Participants shall provide MAC with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.

2.	Deferral Election Changes: Once a deferral election is made, the percentage to be deferred will continue unchanged throughout each Plan year. In order to change the percentage, a director must complete a new election form prior to the beginning of a Plan year. The new election change will only be effective beginning with director fees payable during the following calendar year.

3.	Spendthrift Clause: No participant or beneficiary shall have the right to transfer, assign, alienate, anticipate, pledge or encumber any part of the benefits provided by this Plan, nor shall such benefits be subject to seizure by legal process by any creditor of such participant or beneficiary.

4.	Governing Law: This Plan shall be construed, administered and enforced according to the laws of Tennessee.

5.	Construction: A pronoun or adjective in the masculine gender includes the feminine gender and the singular includes the plural, unless the context clearly indicates otherwise.

6.	Successors: This Plan shall not be terminated by a transfer or sale of the assets of MAC or by merger or consolidation of MAC into or with any other corporation or entity, but the Plan shall be continued after such sale, merger or consolidation, and the transferee, purchaser, or successor entity shall be required as part of the sale, merger, or consolidation to agree to such continuation.

IN WITNESS WHEREOF, MAC has caused this Plan to be executed on the 8th day of March, 2005, by the person named below, to be effective as of January 1, 2005.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ Simon R.C. Wadsworth Simon R.C. Wadsworth Executive Vice President, Chief Financial Officer